CRESCENT FINANCIAL CORPORATION
1005 High House Road
Cary, North Carolina 27513
(919) 460-7770

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held
May 20, 2008

NOTICE is hereby given that the Annual Meeting of Shareholders of Crescent Financial Corporation (the “Company”) will be held as follows:

Place:	MacGregor Downs Country Club
430 St. Andrews Lane
Cary, North Carolina

Date:	May 20, 2008

Time:	3:00 p.m.

The purposes of the meeting are:

1.	To elect four members of the Board of Directors for three-year terms.

2.	To ratify the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm for 2008.

3.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to grant a proxy to vote your shares by mail or internet to ensure that a quorum is present at the meeting. If you choose to vote by mail, please complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose. Instructions regarding voting by internet are included on the proxy card. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

By Order of the Board of Directors

Michael G. Carlton
President and Chief Executive Officer

April 15, 2008

CRESCENT FINANCIAL CORPORATION
1005 High House Road
Cary, North Carolina 27513
(919) 460-7770

PROXY STATEMENT

Mailing Date: On or about April 15, 2008

ANNUAL MEETING OF SHAREHOLDERS

To Be Held
May 20, 2008

General

This Proxy Statement is furnished in connection with the solicitation of appointments of proxy by the Board of Directors of Crescent Financial Corporation (the “Company”) for the 2008 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at MacGregor Downs Country Club, 430 St. Andrews Lane, Cary, North Carolina, at 3:00 p.m. on May 20, 2008, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are W. Keith Betts, Thomas E. Holder and Ray D. Vaughn. Shares represented by each appointment of proxy which is properly submitted, whether by mail or internet, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the four nominees for director named in Proposal 1 below and FOR Proposal 2. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Bruce W. Elder, Secretary of the Company, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, whether appointed through the mail or the internet, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails and internet, appointments of proxy may be solicited in person or by telephone by the Company’s officers, directors and employees without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Record Date

The close of business on April 7, 2008 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of its common stock, par value $1.00 per share, of which 20,000,000 shares are authorized and preferred stock, no par value, of which 5,000,000 shares are authorized. As of December 31, 2007, there were approximately 9,404,579 shares of common stock and no shares of preferred stock outstanding. There are approximately 3,000 holders of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the four directors receiving the greatest number of votes shall be elected.

In the case of Proposal 2 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal. Abstentions and broker non-votes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by submitting an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders. However, appointments of proxy voted against any one of the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Beneficial Ownership of Voting Securities

As of December 31, 2007, no shareholder known to management beneficially owned more than 5% of the Company’s common stock.

As of December 31, 2007, the beneficial ownership of the Company’s common stock, by directors and executive officers individually, and as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)		PERCENT OF CLASS(3)

Brent D. Barringer Cary, NC	88,908	(4)	0.94
W. Keith Betts Wilmington, NC	165,530	(5)	1.74
William H. Cameron Wilmington, NC	57,571	(6)	0.61
Michael G. Carlton Cary, NC	155,377	(7)	1.62
Bruce W. Elder Cary, NC	28,387	(8)	0.30
Thomas E. Holder, Jr. Cary, NC	31,604	(9)	0.34
Bruce I. Howell Cary, NC	98,427	(10)	1.04
James A. Lucas, Jr. Cary, NC	439,327	(11)	4.67
Kenneth A. Lucas Garner, NC	342,585	(12)	3.64
Sheila Hale Ogle Cary, NC	25,147		0.27
Charles A. Paul, III Wilmington, NC	115,449	(13)	1.22
Francis R. Quis, Jr. Cary, NC	45,794	(14)	0.49
Jon S. Rufty Cary, NC	45,797	(15)	0.49

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)		PERCENT OF CLASS(3)
Ray D. Vaughn Raleigh, NC	14,218		0.15
Jon T. Vincent Wilmington, NC	139,889	(16)	1.49
Stephen K. Zaytoun Raleigh, NC	35,634		0.38
All Directors and Executive Officers as a Group (16 persons)	1,829,644		18.78

(1) Except as otherwise noted, to the best knowledge of the Company’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared jointly with the individual’s spouse: Mr. Barringer - 49,660 shares; and Mr. Elder - 7,277 shares.

(2) Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Company: Mr. Barringer - 8,816 shares; Mr. Betts - 82,935 shares; Mr. Cameron - 4,462 shares; Mr. Carlton - 94,030 shares; Mr. Elder - 18,650 shares; Mr. Holder - 6,850 shares; Mr. Howell - 18,700 shares; Mr. James Lucas - 12,500 shares; Mr. Paul - 37,106 shares; Mr. Quis - 13,019 shares; Mr. Rufty - 18,717 shares; Mr. Vaughn - 9,488 shares; Mr. Vincent - 6,100 shares; and Mr. Zaytoun - 7,677 shares.

(3) The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 9,404,579 shares of common stock outstanding as of December 31, 2007, and (ii) options to purchase shares of common stock which are exercisable within 60 days of December 31, 2007.

(4) Includes 7,111 shares held in Mr. Barringer’s spouse’s SEP/IRA account.

(5) Includes 1,629 shares held by Mr. Betts as custodian for minor children and 8,269 shares held by Mr. Betts’ spouse individually.

(6) Includes 14,112 shares held by Mr. Cameron as trustee for his children’s trust.

(7) Includes 395 shares held by Mr. Carlton as custodian for minor children and 2,532 shares held by Mr. Carlton’s spouse individually.

(8) Includes 260 shares held by Mr. Elder as custodian for minor children.

(9) Includes 834 shares held by Mr. Holder as custodian for minor children.

(10) Includes 1,108 shares held by Mr. Howell’s spouse, 2,788 shares held by Mr. Howell as Trustee for Trust of Leroy I. Howell and 5,060 shares held indirectly through an investment club of which Mr. Howell has a 5.88% interest.

(11) Includes 148,887 shares held indirectly through a limited liability company of which Mr. James Lucas has a 33.33% membership interest and 1,179 shares held indirectly through a corporation of which Mr. James Lucas has a 30% interest. Such shares are also attributed to Mr. Kenneth Lucas as set forth in footnote 12 below. The combined voting power of Messrs. James and Kenneth Lucas is actually 6.71%, inclusive of exercisable options. Also includes 5,060 shares held indirectly through an investment club of which Mr. James Lucas has a 5.88% interest, which shares have also been attributed to Mr. Howell as set forth in footnote 10 above.

(12) Includes 134,006 shares held indirectly through a limited liability company of which Mr. Kenneth Lucas has a 33.33% membership interest and 1,072 shares held indirectly through a corporation for which Mr. Kenneth Lucas serves as President. Such shares are also attributed to Mr. James Lucas as set forth in footnote 11 above. The combined voting power of Messrs. James and Kenneth Lucas is actually 6.71%, inclusive of exercisable options.

(13) Includes 2,922 shares owned individually by Mr. Paul’s spouse and 51,008 shares owned by a business Mr. Paul controls.

(14) Includes 1,897 shares held individually by Mr. Quis’ spouse.

(15) Includes 5,316 shares held individually by Mr. Rufty’s spouse and 3,485 shares owned individually by Mr. Rufty’s children.

(16) Includes 2,706 shares held individually by Mr. Vincent’s spouse and 462 shares owned by a business Mr. Vincent controls.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the Securities and Exchange Commission (“SEC”) regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best of the Company’s knowledge, all such ownership reports have been timely filed with the exception of one Form 4 report for each of Messrs. Paul and Vincent.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s Bylaws provide that its Board of Directors shall consist of between seven and fifteen members, as determined by the Board of Directors or the shareholders. If there are nine or more members, the Board shall be divided into three classes approximately equal in number with each class being elected for three year terms on a staggered basis. The Board of Directors has set the number of directors of the Company at twelve. The following four directors, whose terms expire at the Annual Meeting, have been renominated to the Board each for three year terms:

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During Past 5 Years

William H. Cameron (54)	Director	2002(2)	President, Cameron Management, Inc., Principal, Cameron Company, Wilmington, NC (real estate, equity investments and management)

Michael G. Carlton (46)	President, Chief Executive Officer and Director	1998	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present
Bruce I. Howell (65)	Director	1998	President Emeritus, Wake Technical Community College, Raleigh, NC
James A. Lucas, Jr. (56)	Director	1998	Partner, James A. Lucas and Company, LLP, Certified Public Accountants, Raleigh, NC

(1) Includes service as a director of Crescent State Bank which reorganized into the bank holding company form of organization in 2001. Each director also serves as a director of Crescent State Bank.

(2) Includes former service as a director of Port City Capital Bank, Wilmington, North Carolina. The Company acquired Port City Capital Bank on August 31, 2006.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES ABOVE FOR DIRECTOR OF THE COMPANY.

Incumbent Directors

The Company’s Board of Directors includes eight directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During Past 5 Years

Brent D. Barringer (48)	1998	2009	Attorney and Partner, Barringer Law Firm, LLP, Cary, NC
Kenneth A. Lucas (53)	1998	2009
President and Chief Executive Officer, The Tar Heel Companies of North Carolina, Inc., Raleigh, NC (real estate property management and development); Secretary-Treasurer, Carolina Janitorial and Maintenance Supply, Inc., 1995-Present; President and Chief Executive Officer, Tar Heel Commercial Realty, Inc., Raleigh, NC

Sheila Hale Ogle (68)	1998	2010	Owner and CEO, Media Research Planning & Placement, Inc., Cary, NC (advertising)
Charles A. Paul (42)	2002(2)	2009	Managing Partner, Harbor Island Partners, LLC, Wilmington, NC (real estate development, private equity and venture capital)
Francis R. Quis, Jr. (58)	2000(3)	2009	Owner and President, Quis Machinery, Inc., Southern Pines, NC (industrial machinery distributor)
Jon S. Rufty (53)	1998	2010	Owner and President, Rufty Homes, Inc., Cary, NC (residential construction company)
Jon T. Vincent, CPA (51)	2002(2)	2010	President, JTV Business Consultant and Management, Wilmington, NC (business consulting and real estate and equity investments)
Stephen K. Zaytoun (50)	1998	2010	Owner and President, Zaytoun & Associates, Inc., Cary, NC (insurance agency)

(1) Includes service as a director of Crescent State Bank which reorganized into the bank holding company form of organization in 2001. Each director also serves as a director of Crescent State Bank.

(2) Includes former service as a director of Port City Capital Bank, Wilmington, North Carolina. The Company acquired Port City Capital Bank on August 31, 2006.

(3) Includes former service as a director of Centennial Bank, Southern Pines, North Carolina. The Company acquired Centennial Bank on August 29, 2003.

Director Independence

With the exception of Mr. Carlton, each member of the Company’s Board of Directors is “independent” as defined by Nasdaq listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). In making this determination the Board considered insider transactions with directors for the provision of goods or services to the Company and its subsidiary banks. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party. Specific transactions considered by the Board of Directors were certain legal services rendered to Crescent State Bank by Barringer Law Firm, LLP, a related interest of Mr. Barringer, certain brokerage commissions paid indirectly to Tar Heel Commercial Realty, Inc., certain maintenance services provided by Tar Heel Express Maintenance and Supply, Inc., both related interests of Mr. Kenneth Lucas and certain brokerage commissions paid indirectly to Mr. Zaytoun through Blue Cross and Blue Shield as broker of record for certain of the Company’s employee health insurance coverages.

Director Relationships

Only one family relationship on the Board of Directors exists. James A. Lucas, Jr. and Kenneth A. Lucas are brothers. No director is a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) thereof, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

Board of Directors. The Company’s Board of Directors held twelve meetings during 2007. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he or she served. The Company does not have a formal policy regarding director attendance at meetings of shareholders, however, each director is encouraged to attend shareholder meetings. At the 2007 annual meeting, all of the Company’s directors were in attendance.

The Company’s Board of Directors has several standing committees including an Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

Audit Committee. The members of the Audit Committee in 2007 were William H. Cameron, James A. Lucas, Jr., Sheila Hale Ogle (Chairwoman), Charles A. Paul, III and Frank R. Quis, Jr. The Audit Committee held four meetings during 2007. The Company’s common stock is traded on the Nasdaq Global Market and the Audit Committee members are “independent” and “financially literate” as defined by the Nasdaq listing standards. The Board of Directors has determined that James A. Lucas, Jr., a member of the Audit Committee, meets the requirements of the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. The Audit Committee has adopted a formal written charter which is available on the Company’s website at www.crescentstatebank.com.

The Audit Committee is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the internal audit programs of the Company. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

Report of the Audit Committee

During the course of its examination of the Company’s audit process in 2007, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Dixon Hughes PLLC (“Dixon Hughes”), all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Dixon Hughes disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Dixon Hughes their independence.

Based on the review and discussions above, the Audit Committee (i) recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Dixon Hughes PLLC as auditors for 2008.

This report is submitted by the 2008 Audit Committee: Jon T. Vincent (Chairman), William H. Cameron, James A. Lucas, Jr., Sheila Hale Ogle, Charles A. Paul, III and Frank R. Quis, Jr.

Compensation Committee. The members of the Compensation Committee in 2007 were Bruce I. Howell, James A. Lucas, Jr., Sheila Hale Ogle, Jon T. Vincent and Stephen K. Zaytoun (Chairman). The Compensation Committee has a charter, which is available at www.crescentstatebank.com. The Compensation Committee met five times in 2007. The Compensation Committee reviews and recommends to the board the annual compensation, including salary, equity-based grants, incentive compensation, and other benefits for senior management and other Company and subsidiary employees. The Compensation Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain the Company’s executive officers. The Committee approves the compensation of the executive officers and recommends for approval the compensation of the chief executive officer to the Board of Directors. The Board of Directors ratifies the compensation of the executive officers and approves the compensation of the chief executive officer. Mr. Carlton makes recommendations to the Committee regarding the compensation of the other executive officers of the Company and its subsidiaries. The salary of each of the Company’s executive officers is determined based upon the executive officer’s experience, managerial effectiveness, contribution to the Company’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee also compares the compensation of the Company’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Company’s market area and appropriate state and national salary data. These factors were considered in establishing the compensation of the executive officers during the fiscal year ended December 31, 2007. All executive officers of the Company, including Mr. Carlton, are eligible to receive discretionary bonuses or non-equity incentive awards declared by the Board of Directors. The amount of such bonuses and incentive payments is based upon the Company’s budget and the attainment of corporate goals and objectives. Finally, the interests of the Company’s executive officers are aligned with that of its shareholders through the use of equity-based compensation, historically through grants of stock options with exercise prices established at the fair market value of the Company’s common stock at the time of grant, and also with restricted stock, long term incentive compensation units or stock appreciation rights as permitted under the Company’s 2006 Omnibus Stock Ownership and Long-Term Incentive Plan. The Company has from time to time engaged compensation consultants, Matthews Young & Associates, Inc. and Benmark Consulting, to advise the Compensation Committee on matters related to executive officer, employee and director compensation and retirement consultants, Clark Consulting, to advise the Committee on executive officer and employee retirement benefits. The Compensation Committee does not delegate any of its authority as set forth in its charter to any other persons.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or its subsidiary banks. Mr. Carlton makes recommendations to the Compensation Committee regarding compensation of the executive officers. Mr. Carlton participates in the deliberations, but not the decisions, of the Compensation Committee regarding compensation of executive officers other than himself. He does not participate in the Compensation Committee’s deliberations or decisions regarding his own compensation.

Executive Committee. The members of the Executive Committee in 2007 were Brent D. Barringer, Michael G. Carlton, Bruce I. Howell, James A. Lucas, Jr (Chairman) and Jon S. Rufty. Within the limitations set forth in North Carolina law, the Executive Committee is empowered to act for the entire Board during intervals between Board meetings. The Executive Committee met four times in 2007.

Nominating Committee. The members of the Nominating Committee are Bruce I. Howell (Chairman), James A. Lucas, Jr., Charles A. Paul, III, Frank R. Quis, Jr and Sheila Hale Ogle. The Nominating Committee met once during 2007. The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become board members, and to recommend to the board the director nominees for the next meeting of shareholders at which directors are to be elected; (ii) to assist the Board of Directors by identifying individuals qualified to become board members, in the event a vacancy on the board exists and that such vacancy should be filled; and (iii) to recommend to the Board of Directors, on an annual basis, director nominees for each board committee, in the event the chairperson of the Board of Directors delegates such responsibility to the Nominating Committee. The nominees standing for election were nominated, in each case, by the Nominating Committee.

The members of the Nominating Committee are “independent” as defined by Nasdaq listing standards. The bylaws of the Company state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Company’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the Annual Meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Company if elected. The bylaws of the Company require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Company’s market area and have owned at least 1,000 shares of the Company’s common stock for a period of twelve months preceding the date of the nomination with a commitment to own at least 5,000 shares of the Company’s common stock by the end of the third year of service as a director. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. The Nominating Committee has adopted a formal written charter which is available at www.crescentstatebank.com.

Director Compensation

Board Fees. Directors, except Mr. Carlton, are paid an annual retainer of $4,000. As of December 31, 2007, each director received $550 and the chairperson received $600 per board meeting attended. Each director received $300 and the chairperson received $550 per committee meeting attended. At each individual director’s option, directors may receive a 25% premium on all fees (excluding the annual retainer) if the director has chosen to participate in the Directors Compensation Plan, which was adopted by the Board in 2005. Those directors who have elected to participate in the Directors Compensation Plan remit their fees plus the 25% premium to a third party who then purchases shares of common stock of the Company on the open market for the benefit of each director. As of December 31, 2007, all directors, including Mr. Carlton, were participating in the Directors Compensation Plan.

1999 Nonstatutory Stock Option Plan for Directors. The shareholders of Crescent State Bank approved the 1999 Nonstatutory Stock Option Plan for Directors (the “1999 Nonstatutory Option Plan”) at the 1999 Annual Meeting of Shareholders pursuant to which options covering 261,199 shares, as adjusted for stock dividends, of the Bank’s common stock were available for issuance to members of the Board of Directors and the board of any subsidiary. In connection with the reorganization of the Bank into the holding company form of organization which resulted in the creation of the Company in 2001, the 1999 Nonstatutory Option Plan was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock. All other initial provisions of the 1999 Nonstatutory Option Plan as originally approved by the shareholders remain in effect. All options authorized to be issued under the 1999 Nonstatutory Option Plan have been granted and no options were granted under the 1999 Nonstatutory Option Plan during 2007.

2000 Nonstatutory Stock Option Plan for Directors. Upon the Company’s acquisition of Centennial Bank on August 29, 2003, the Centennial Bank 2000 Nonstatutory Stock Option Plan (the “2000 Nonstatutory Stock Option Plan”) was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock. The 2000 Nonstatutory Stock Option Plan was originally approved by the shareholders of Centennial Bank in 2000, and the acquisition of Centennial Bank, including the adoption of Centennial Bank’s existing stock option plans, was approved by the shareholders of the Company on July 22, 2003. The 2000 Nonstatutory Stock Option Plan authorizes the issuance of options covering 130,194 shares, as adjusted for stock dividends, of the Company’s common stock. The granting of options under the 2000 Nonstatutory Plan has been frozen. No additional options may be granted and no options were granted under the 2000 Nonstatutory Stock Option Plan during 2007.

2002 Nonstatutory Stock Option Plan for Directors. Upon the Company’s acquisition of Port City Capital Bank on August 31, 2006, the Port City Capital Bank 2002 Nonstatutory Stock Option Plan (the “2002 Nonstatutory Stock Option Plan”) was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock. The 2002 Nonstatutory Stock Option Plan was originally approved by the shareholders of Port City Capital Bank in 2002, and the acquisition of Port City Capital Bank, including adoption of Port City Capital Bank’s existing stock option plans, was approved by the shareholders of the Company on July 11, 2006. The 2002 Nonstatutory Stock Option Plan authorizes the issuance of options covering 251,304 shares, as adjusted for dividends, of the Company’s common stock. All options available under the 2002 Nonstatutory Stock Option Plan had been granted prior to the acquisition of Port City Capital Bank and no additional options may be granted.

2006 Omnibus Stock Ownership and Long-Term Incentive Plan. The shareholders of the Company approved the 2006 Omnibus Stock Ownership and Long-Term Incentive Plan (“the 2006 Omnibus Plan”) at the 2006 Annual Meeting of Shareholders to replace the previously approved stock option plans of the Company. The 2006 Omnibus Plan authorizes the issuance of awards covering 368,500 shares of the Company’s common stock. The awards may be issued in the form of incentive stock option grants, nonstatutory stock option grants, restricted stock grants, long-term incentive compensation units or stock appreciation rights. In the event the number of shares of common stock that remain available for future issuance under the 2006 Omnibus Plan as of the last day of each calendar year is less than 1.5% of the total number of shares of common stock issued and outstanding as of such date, then the pool of awards shall be increased by the difference between 1.5% of the total number of shares of common stock issued and outstanding and the number of awards still remaining in the 2006 Omnibus Plan pool.

The following table presents a summary of all compensation earned by the Company’s non-employee directors for their service as such during the year ended December 31, 2007.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation(1)	Total
Brent D. Barringer	$14,600	—	—	$3,650	$18,250
William H. Cameron	$17,700	—	—	$4,425	$22,125
Michael G. Carlton(2)	—	—	—	—	—
Bruce I. Howell	$22,800	—	—	$5,700	$28,500
James A. Lucas, Jr.	$14,450	—	—	$3,613	$18,063
Kenneth A. Lucas	$23,350	—	—	$5,838	$29,188
Sheila Hale Ogle	$14,600	—	—	$3,650	$18,250
Charles A. Paul, III	$17,900	—	—	$4,475	$22,375
Frank R. Quis, Jr.	$18,970	—	—	$4,743	$23,713
Jon S. Rufty	$16,600	—	—	$4,150	$20,750
Jon T. Vincent	$28,050	—	—	$7,013	$35,063
Stephen K. Zaytoun	$12,400	—	—	$3,100	$15,500

(1) Consists of a 25% premium paid in connection with the individual director’s participation in the Directors Compensation Plan.

(2) Compensation paid to Mr. Carlton in connection with his service as Director, President and Chief Executive Officer of the Company is presented in the Summary Compensation Table presented on page 20.

Indebtedness of and Transactions with Management

Crescent State Bank has had, and expects to have in the future, transactions in the ordinary course of business with certain of their current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company and the Bank, Regulation O has been complied with in its entirety.

Executive Compensation

Executive Officers

Set forth below is certain information regarding the current executive officers of the Company and Crescent State Bank.

NAME	AGE	POSITION WITH COMPANY	BUSINESS EXPERIENCE
Michael G. Carlton	46	President, Chief Executive Officer, and Director of Company and Crescent State Bank	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present.
Bruce W. Elder	45	Vice President and Secretary of Company and Senior Vice President and Chief Financial Officer of Crescent State Bank	Vice President and Secretary, Crescent Financial Corporation and Senior Vice President and Chief Financial Officer, Crescent State Bank, Cary, NC, 1998-Present.
Thomas E. Holder, Jr.	48	Senior Vice President and Senior Credit Officer of Crescent State Bank	Senior Vice President and Senior Credit Officer, Crescent State Bank, Cary, NC, 1998-Present.
Ray D. Vaughn	55	Senior Vice President and Chief Operating Officer of Crescent State Bank
Senior Vice President and Chief Operating Officer, Crescent State Bank, Cary, NC, 2005-Present; Senior Vice President/Senior Banking Executive, Bank of America, 2002-2005; Senior Vice President/Regional Managing Director, Wachovia Bank, NA, 1976-2002.

W. Keith Betts	51	Executive Vice President and Market President of Crescent State Bank	Executive Vice President and Market President, Crescent State Bank, 2007 - Present; President and Chief Executive Officer, Port City Capital Bank, Wilmington, NC, 2002 - 2007.

Compensation Discussion and Analysis

The Company’s compensation discussion and analysis is intended to assist readers in the understanding and evaluation of the compensation and benefit plans available to the executive officers of the Company and its subsidiary banks. The analysis includes detailed discussions of each of the elements of compensation and the factors affecting the levels and types of compensation available during the year ended December 31, 2007. It should be read in conjunction with the accompanying compensation tables included in the Executive Compensation section of the Proxy Statement.

Objectives of Compensation Programs

The primary objective of the Company’s compensation plans, including the Company’s executive compensation plan, is to attract, retain and motivate qualified persons who are enthusiastic about the Company and its mission to provide outstanding products and services to its banking customers in the markets it serves. A further objective of the Company’s compensation plan is to provide incentives to each employee that align their interest with those of the Company’s shareholders. To this end, the Company promotes an ownership mentality, particularly among its executive officers.

What the Compensation Programs are Designed to Reward

The compensation programs are designed to reward dedicated and conscientious employment with the Company, loyalty to the Company in terms of continued employment, attainment of job related goals and overall profitability of the Company. In measuring an executive officer’s contributions to the Company, the Compensation Committee considers numerous factors including, among other things, the Company’s growth in terms of asset size, net income, its overall financial performance and its relative shareholder return in each case based on return on average assets and return on average equity. In rewarding loyalty and long-term service, the Company provides attractive retirement benefits.

Elements of the Company’s Compensation Programs

Annual executive compensation consists of base salary, cash bonuses, equity and non-equity incentive awards available under the Company’s incentive plans, employment agreements, retirement income from 401(k) contributions to all participating executive officers as well as salary continuation benefits for certain executive officers. The Company also provides other benefits including car allowances, comprehensive insurance benefits, club dues and travel allowances.

Why Each of the Elements of Compensation is Chosen

The Compensation Committee’s intention is to set each executive officer’s base salary sufficiently high so as to retain strong, motivated leadership, but not so high as to create a negative perception with the Company’s other stakeholders. The Company pays a substantial portion of the total compensation for any given executive in base salary because it is the traditional form of compensation and is best suited to permit employees and executives to pay expenses associated with day-to-day living. Payment of compensation in the form of base salary also allows the Company to accurately budget for this element of compensation expense. The Company believes it is wise to pay sufficient base salary because it believes an over-reliance on equity incentive compensation could potentially skew incentives toward short-term maximization of shareholder value as opposed to building long-term shareholder value. Base salary encourages management to operate the Company in a safe and sound manner even when incentive goals may prove unattainable.

Cash bonus compensation is considered a minor element of the Company’s compensation program. Bonus compensation is paid to executive officers at the discretion of the Company’s Compensation Committee. Bonuses are paid to reward extraordinary performance that may not be captured through the Company’s management incentive compensation plan.

The final cash element of the Company’s compensation programs is non-equity management incentive plan compensation. Management incentive plan compensation is included as an element of overall compensation in order to reward employees above and beyond their base salaries when the Company’s performance and profitability exceed established annual targets. The inclusion of incentive compensation encourages management to be more creative, diligent and exhaustive in managing the Company to achieve specified financial goals.

The Company also provides equity awards because equity awards are the element of compensation that is most effective in aligning the pecuniary interests of management with those of shareholders and because equity awards are a traditional and well-proven element of compensation among community banks and bank holding companies. Each of the Company’s executive officers is eligible to receive equity awards under the Company’s equity award plans. Historically, the Company only offered equity awards in the form of incentive stock options. However, in 2006, the Company adopted, and its shareholders approved, the 2006 Omnibus Plan. Under the Omnibus Plan, the Company may grant equity awards in the form of incentive stock options as well as nonstatutory stock options, restricted stock, long-term incentive compensation units and stock appreciation rights.

The Company has chosen to utilize employment agreements as an element of executive compensation primarily to promote retention, but also because employment agreements are often necessary to recruit qualified and experienced executive officers. Employment agreements provide executive officers with assurance that their employment with the Company is viewed as a long-term proposition and that salary and benefits will be paid over a term of years (barring certain events, such as termination for cause). Employment agreements also serve to provide further assurance to the Company that the officer’s services will be available to the Company for the foreseeable future. Also, the officers’ employment agreements provide assurance that their compensation will be protected for a minimum period of time in the event they are terminated without cause or, in some cases, voluntarily terminate their employment with good reason, such as being demoted or being moved from their primary work location. One officer’s employment agreement provides such officer with assurance that his compensation will be protected in the event there is a change in control of the Company.

Employment agreements utilized by the Company include non-disclosure and/or non-compete provisions. These provisions are intended to protect the confidentiality of the Company’s business assets such as its customers’ information and also, where applicable, to restrict an officer from competing against the Company for a period of time in the event the officer leaves the employ of the Company. In this manner, the employment agreements serve to protect the Company’s legitimate business interests by restricting the ability of departed officers from competing against the Company in the event such executive officer were to be fired without cause or leave the Company voluntarily.

The Company has also adopted Salary Continuation Agreements to provide Messrs. Betts, Carlton, Elder, Holder and Vaughn with supplemental retirement income in the event that each officer remains employed by the Company until age 65 for Mr. Betts and Vaughn, age 62 for Messrs. Elder and Holder and age 60 for Mr. Carlton, upon retirement due to a disability, in certain cases, upon retirement prior to the applicable retirement age or upon a change in control of the Company. This element of compensation was designed to encourage long-term retention and has been provided to these officers because they have substantial experience with the Company’s operations and have contributed significantly to its growth. The loss of their services would likely have a material adverse effect on the Company’s operations and, therefore, their retention is considered critical to protecting and enhancing shareholder value. Based on the executive officers’ past performance and the Company’s determination that the executive officers’ future services are vital to the on-going success of the Company, the Company feels these retirement benefits are reasonable and appropriate.

Finally, each officer, whether through a provision in such officer’s Salary Continuation Agreement or, in the case of Mr. Carlton, in both his Employment Agreement and Salary Continuation Agreement, has been provided with a change in control benefit. In two cases, the change in control benefit is paid upon the occurrence of the change in control, and in three cases, it is paid if the officer is terminated or voluntarily terminates his employment for good reason following a change in control. Business combination transactions are not uncommon in the financial services industry generally or among North Carolina community banks and bank holding companies specifically. As a result, compensatory management contracts with change in control provisions have become standard among North Carolina banks and most executive officers demand such agreements as a condition of their employment. At the same time, the Company believes these provisions are beneficial to the Company by providing a contractual financial incentive for executives to maximize shareholder value even when facing a potential outcome, a change-in-control and termination of employment, that may not be in the personal interest of the executive. The “single trigger” and “double trigger” change in control payments that the Company utilizes are commonplace among North Carolina community banks and bank holding companies.

How the Company Chose Amounts and/or Formulas for Each Element

Each executive officer’s current and prior compensation is considered in setting future compensation. In addition, the Compensation Committee reviews the compensation practices of other competitor companies. Therefore, to some extent, the Company’s compensation is based on the market and the companies it competes against. In this regard, the Company has utilized the services of Matthews, Young & Associates, Inc. and Benmark Consulting, on occasion, to assist with research and consulting regarding state and national salary data. In addition, the Company relies on peer reviews of other banks and bank holding companies that are similar in asset size to the Company and that are situated in metropolitan areas comparable to that of the Company’s.

The Company awards non-equity incentive compensation based on attainment of corporate goals as set forth in its management incentive plan established at the beginning of each fiscal year. Matthews, Young & Associates, Inc. assisted in initially establishing the management incentive plan. The management incentive plan establishes a pool of cash compensation from which non-equity incentive awards are paid to employees and executive officers (“incentive pool”). The incentive pool is established based on the Company’s attainment of pre-tax, pre-incentive net income (“adjusted net income”), which is in turn based on the Company’s pre-tax, pre-incentive return on budgeted average assets. The Company sets a minimum adjusted net income below which no cash is set aside in the incentive pool. For 2007, that adjusted net income level was approximately $8 million. If adjusted net income reached $11.5 million or greater in 2007 (the “targeted adjusted net income”), the incentive pool would have reached a maximum of $988,000 (the “targeted incentive pool”). The incentive pool is accrued for over the course of the year and adjusted up or down based on actual results. The incentive award paid out of the incentive pool that each executive officer is eligible for is determined by applying a pre-determined percentage to such executives’ midpoint salaries, as further described below. Once the incentive pool has been established at the end of the fiscal year by reference to the Company’s actual adjusted net income results, it is subject to qualitative adjustments by the Compensation Committee if the Committee feels certain extenuating circumstances warrant an adjustment, up or down. For executive officers, the incentive pool is subject to further downward adjustments of up to 60% if the Company fails to meet its other goals, which include controlling charge-off loans, maintenance of an average delinquency ratio and maintenance of satisfactory regulatory ratings (the “corporate goals”). For not having obtained one of the corporate goals, the incentive pool for the executive officers was reduced by 10% in 2007.

After all adjustments have been made, incentive awards are determined for executive officers by making reference to their salary ranges. Awards to officers are based on a percentage of the midpoint of each person’s salary range. For 2007, Mr. Carlton was eligible to receive an incentive award equal to 45% of his midpoint salary range and Messrs. Betts, Elder, Holder and Vaughn were eligible to receive incentive awards equal to 30% of their midpoint salary ranges (the “eligible award”). The actual incentive award received by each officer might be higher or lower than their eligible award depending on whether the Company falls below or exceeds its targeted adjusted net income and its attainment of its corporate goals. To determine each officer’s incentive award, the eligible award is multiplied by the ratio that the adjusted net income incentive pool, as adjusted by the Compensation Committee, bears to the targeted adjusted net income pool, and then adjusted for the percentage attainment of the corporate goals. For example, in 2007, Mr. Carlton’s eligible award was $115,774. This number was multiplied by 70.7% which was the ratio that the adjusted net income incentive pool bore to the targeted adjusted net income pool, as adjusted by the Compensation Committee. That number is then multiplied by the percentage attainment of corporate goals, which in 2007 was 90%. This resulted in Mr. Carlton receiving an incentive award of $73,685 for 2007. The same formula, using the respective officers’ eligible awards, was used to determine the incentive awards granted to Messrs. Betts, Elder, Holder and Vaughn of $32,973, except that in each case the Compensation Committee, in its discretion, increased the incentive award payout by approximately $7,000 to each of these officers.

In making grants of equity-based awards, the Company is limited to the pool of shares authorized by the shareholders for issuance upon the exercise of equity awards under its equity award plans. All equity award plans of the Company have been approved by the shareholders. Exercise prices for such stock options awarded under the plans are set at fair market value as of the time of grant. Prior to the adoption of the 2006 Omnibus Plan, the Company could only grant incentive stock options, because those equity awards were the only awards available to be granted. With the adoption of the 2006 Omnibus Plan, the Company’s previously approved Incentive Stock Option Plans were frozen such that no more awards will be granted under those plans and awards will only be granted under the 2006 Omnibus Plan.

The Company’s chief executive officer and the Compensation Committee of the Board of Directors decide the timing, distribution and amount of all equity award grants. Historically, the Company granted incentive stock options to its employees only at the time an employee joined the Company. In most cases, the granting of incentive stock options was considered necessary in order to attract a particular individual to the Company. In determining the number of shares subject to the option granted, in general, the more opportunity the individual had to contribute to the Company’s success and thereby impact the Company’s stock price, the larger the stock option award would be, but the ultimate number of equity awards granted to an employee was made on a discretionary rather than formulaic basis by the Compensation Committee.

Benmark Consulting recently prepared a report for the Compensation Committee detailing, among other items, the Company’s current equity award practices in relation to those of the Company’s peers. The report indicated that the Company should consider increasing its use of equity awards as a tool, not only to attract talent, but to retain talent for the Company. In the future when granting awards under the 2006 Omnibus Plan, which permits the granting of incentive stock options, nonstatutory stock options, restricted stock, long-term incentive compensation units and stock appreciation rights, the Company will likely begin granting equity-awards to its more seasoned employees as well as continuing to use equity-awards to attract new talent.

How Elements Fit into Overall Compensation Objectives

The elements of the Company’s compensation are structured to reward past and current performance, continued service and motivate its leaders to excel in the future. The Company’s salary compensation has generally been used to retain and attract motivated leadership. The Company intends to continually ensure its salaries are sufficient to attract and retain exceptional officers. The Company’s non-equity incentive awards reward past and current performance based upon established Company objectives. These awards are closely related to salary compensation because base salary is used to calculate non-equity incentive awards. Therefore, any increase in base salary will increase the potential value of non-equity incentive awards. Base salary increases also have the effect of increasing the executives’ “base amount” under Section 280G of the Internal Revenue Code of 1986 or base salaries and, as a result, increasing the overall amount of change in control payouts under the executives’ employment agreements. The Company’s salary continuation and split dollar endorsement plans have been established to reward continued service over the long term with the Company. Finally, the Company makes equity-based awards to motivate its officers to enhance value for its shareholders by aligning the interests of management with those of its shareholders.

Accounting and Tax Considerations

Accounting and tax treatment for both the employer and the employees are considered in the administering of all compensation plans. The Company’s equity award policies have been impacted by the implementation of SFAS No. 123R. The 2006 Omnibus Plan was adopted, in part, to provide the Company with flexibility in the type of awards, and therefore, the corresponding accounting treatment applied to the types of awards granted.

In general, the compensation plans are intended to provide tax benefits to the Company in the form of income deductions. Exceptions to this general policy are the tax “gross up” benefits provided to Mr. Carlton under the “change in control” provisions of his employment agreement and salary continuation agreement. These tax “gross ups” would not be deductible to the Company. All benefit plans have been revised to comply with Internal Revenue Code Section 409A.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the reviews and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

This report is submitted by the Compensation Committee: Bruce I. Howell, James A. Lucas, Jr., Sheila Hale Ogle, Jon T. Vincent and Stephen K. Zaytoun (Chairman).

SUMMARY COMPENSATION TABLE

The following table shows the cash and certain other compensation paid to or received or deferred by Messrs. Carlton, Elder, Holder, Vaughn and Betts for services in all capacities during 2007. No other current executive officer of the Company or the banks received compensation for 2007 which exceeded $100,000.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Michael G. Carlton	2007	$280,000		—		$69,500	-	$73,685	$99,566	$53,632	(4)	$576,383
President and CEO	2006	$220,000		$25,000	(3)	—		$82,558	$40,967	$45,158	(5)	$413,683

Bruce W. Elder	2007	$158,367		$4,000	(6)	$27,800		$40,000	$36,849	$16,655	(7)	$283,671
Chief Financial Officer	2006	$139,080		—		—	—	$34,231	$20,725	$12,299	(7)	$206,335

Thomas E. Holder, Jr.	2007	$142,802		—		$27,800		$40,000	$46,708	$12,980	(8)	$270,290
Chief Lending Officer	2006	$130,999		—		—	—	$34,231	$25,965	$11,529	(8)	$202,724

Ray D. Vaughn	2007	$158,333		—		$27,800	—	$40,000	$36,968	$27,129	(10)	$290,230
Chief Operations Officer	2006	$140,000		$17,500	(9)	—	$23,725	$34,231	—	$8,071	(11)	$223,527

W. Keith Betts	2007	$175,000		$78,333	(13)	—	—	$40,000	$21,843	$21,489	(15)	$336,665
Market President	2006	$57,278	(12)	$58,744	(14)	$50,003	—	—	—	$3,437	(15)	$169,462

Will Leaming(15)	2007	$121,920		—		—	$47,190	—	—	$6,491	(17)	$175,601
Director of Operations	2006	—		—		—	—	—	—	—		—

(1) Calculated in accordance with FAS 123R and represent the total value of each stock or option award based on the market price of the Company’s common stock on the date of grant of such award; the values do not represent actual cash compensation earned.

(2) Management incentive plan compensation. With respect to the payments made to each of Messrs. Elder, Holder, Vaughn and Betts, the Compensation Committee, in its discretion, increased the incentive award payout by approximately $7,000 to each of these officers.

(3) Discretionary bonus paid to Mr. Carlton for the successful acquisition of Port City Capital Bank.

(4) Includes $11,000 in director fees, premiums for medical, dental and life insurance and 401(k) matching contributions and total perquisites in excess of $10,000 for a car allowance of $15,316 and club dues of $7,500.

(5) Includes total perquisites in excess of $10,000 for club dues and a car allowance as well as premiums for medical, dental and life insurance, 401(k) matching contributions and $8,250 in director fees.

(6) Represents a discretionary bonus paid to Mr. Elder for the successful completion of data conversion upon the merger of Port City Capital Bank into Crescent State Bank.

(7)  Includes premiums for medical, dental and life insurance and 401(k) matching contributions. Perquisites did not exceed $10,000.

(8) Includes premiums for medical, dental and life insurance and 401(k) matching contributions. Perquisites did not exceed $10,000.

(9) Represents a portion of a signing bonus paid to Mr. Vaughn.

(10) Includes premiums for medical, dental and life insurance and 401(k) matching contributions and total perquisites in excess of $10,000 for club dues of $13,395.

(11) Includes premiums for medical, dental and life insurance and 401(k) matching contributions. Perquisites did not exceed $10,000.

(12) Salary earned from September 1, 2006 after the acquisition of Port City Capital Bank through December 31, 2006.

(13) Represents a payment in consideration for Mr. Betts’ covenant not to compete.

(14) Includes a $25,000 discretionary bonus paid to Mr. Betts and a $33,744 bonus paid to Mr. Betts to cover the difference between the life insurance benefit provided for under the Port City Capital Bank life insurance plan and the life insurance benefit provided for under the Company’s life insurance plan.

(15) Includes premiums for medical, dental and life insurance and 401(k) matching contributions. Perquisites did not exceed $10,000.

(16) Mr. Leaming is no longer employed with the Company. He was employed with the Company from March 12, 2007 until February 15, 2008, therefore he did not receive any compensation from the Company during 2006.

(17) Includes premiums for medical, dental and life insurance and 401(k) matching contributions. Perquisites did not exceed $10,000.

Executive Employment Agreements

As of October, 2007, the Company entered into new employment agreements that replace prior employment agreements with each of Michael G. Carlton, President and Chief Executive Officer of the Company and Crescent State Bank (the “Bank”), Bruce W. Elder, Vice President and Principal Accounting Officer of the Company and Senior Vice President and Chief Financial Officer of the Bank, Ray D. Vaughn, Senior Vice President of the Bank and Thomas E. Holder, Jr., Senior Credit Officer of the Bank. The Company also entered into a new employment agreement with W. Keith Betts, Executive Vice President of the Bank, that restated and amended a previous employment agreement with Mr. Betts entered into with Port City Capital Bank, which has merged into the Bank. The following describes the material terms of the employment agreements for each officer (collectively referred to as the “Executives”).

Michael G. Carlton. Mr. Carlton’s employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement terminate upon his attainment of age 65. The agreement provides that Mr. Carlton is to be appointed to the Board of the Company and the Bank. It provides for a current Base Salary of $320,000, the payment of country club dues and a new car for his business and personal use every three years. The agreement provides indemnification to Mr. Carlton for his services as an officer and director and agrees to maintain liability insurance covering him. In the event he is Involuntarily Terminated without Cause or he Voluntarily Terminates with Good Reason, Mr. Carlton is entitled to certain post-termination benefits. In these instances, he will receive (i) his then current Base Salary for 24 months following termination, (ii) post-termination life and medical insurance coverage until (w) he obtains a new job with coverage, (x) attains age 65, (y) dies or (z) the end of the remaining term of the employment agreement as of the date of the termination, whichever occurs first, (iii) the cash out value of his unvested stock options, and (iv) reimbursement for outplacement expenses and support. Mr. Carlton is entitled to a Change in Control benefit equal to three times his then current Base Salary plus cash bonuses and incentives awarded as of the end of the year before the Change in Control. Mr. Carlton will receive a tax gross-up of this Change in Control benefit to compensate him for excise taxes that may be owing in such event under Section 280G of the Internal Revenue Code. Had Mr. Carlton been entitled to this lump sum payment following a Change in Control under his Employment Agreement as of December 31, 2007, he would have received $1,061,055, plus any tax gross-up amount. In the event benefits under Mr. Carlton’s employment agreement are contested following a Change in Control, Mr. Carlton is entitled to receive legal fee reimbursements up to $250,000. Mr. Carlton is subject to a non-disclosure provision regarding the confidential information of the Company and Bank that survives termination of the employment agreement.

Bruce W. Elder. Mr. Elder’s employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement terminate upon his attainment of age 65. Mr. Elder’s employment agreement provides for a current Base Salary of $180,000 and perquisites customary for his position and title. The agreement provides indemnification to Mr. Elder for his services as an officer and director and agrees to maintain liability insurance covering him. In the event he is Involuntarily Terminated without Cause, Mr. Elder is entitled to certain post-termination benefits. Mr. Elder will receive his then current Base Salary for 12 months following his termination. This benefit will not be paid if Mr. Elder is terminated within 24 months following a Change in Control and will be reduced if he becomes employed during the 12-month period following termination. Mr. Elder is subject to a non-disclosure provision regarding the confidential information of the Company and Bank that survives termination of the employment agreement.

W. Keith Betts. Mr. Betts’ employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement terminate upon his attainment of age 65. Mr. Betts’ employment agreement provides for a current Base Salary of $189,875 and perquisites customary for his position and title, including club dues of up to $750 per month. In the event he is Involuntarily Terminated without Cause or Voluntarily Terminates with Good Reason, Mr. Betts is entitled to certain post-termination benefits. In these instances, he will receive (i) 2.5 times his then current Base Salary (this cash severance is not available if he is terminated following a Change in Control), (ii) the cash out value of his unvested stock options and (iii) reimbursement for outplacement expenses and support. Mr. Betts is subject to a non-disclosure provision regarding the confidential information of the Company and Bank that survives termination of the employment agreement. If Mr. Betts is no longer employed with the Company or Bank, he is prohibited from soliciting any employees of the Company or Bank for a period of one year following termination. Mr. Betts is also prohibited from competing directly or indirectly with the Company or Bank in New Hanover County, North Carolina and any contiguous counties for a period of two years if his employment terminates before September 1, 2011 and for one year if his employment terminates after September 1, 2011 but before September 1, 2013. After September 1, 2013, Mr. Betts is no longer subject to the non-compete provisions of his employment agreement. In consideration for this non-compete provision, Mr. Betts has received payments of $78,333 on each of September 1, 2006 and 2007 and is scheduled to receive an additional $78,333 on September 1, 2008.

Ray D. Vaughn. Mr. Vaughn’s employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement terminate upon his attainment of age 65. Mr. Vaughn’s employment agreement provides for a current Base Salary of $184,000 and perquisites customary for his position and title. The agreement provides indemnification to Mr. Vaughn for his services as an officer and director and agrees to maintain liability insurance covering him. In the event he is Involuntarily Terminated without Cause, Mr. Vaughn is entitled to certain post-termination benefits. Mr. Vaughn will receive his then current Base Salary for 12 months following his termination. This benefit will not be paid if Mr. Vaughn is terminated within 24 months following a Change in Control and will be reduced if he becomes employed during the 12-month period following termination. Mr. Vaughn is subject to a non-disclosure provision regarding the confidential information of the Company and Bank that survives termination of the employment agreement. If Mr. Vaughn is no longer employed with the Company or Bank, he is prohibited from soliciting any employees of the Company or Bank for a period of one year following termination. Mr. Vaughn is also prohibited from competing directly or indirectly with the Company or Bank in Wake County, North Carolina and any contiguous counties and in any county in which the Bank has a branch or loan production office as of the date the agreement was signed or in any county in which the Bank establishes a branch or loan production office during the term of the agreement. This non-compete provision lasts for a period of two years following Mr. Vaughn’s termination.

Thomas E. Holder, Jr. Mr. Holder’s employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement terminate upon his attainment of age 65. Mr. Holder’s employment agreement provides for a current Base Salary of $170,000 and perquisites customary for his position and title. The agreement provides indemnification to Mr. Holder for his services as an officer and director and agrees to maintain liability insurance covering him. In the event he is Involuntarily Terminated without Cause, Mr. Holder is entitled to certain post-termination benefits. Mr. Holder will receive his then current Base Salary for 12 months following his Termination. This benefit will not be paid if Mr. Holder is terminated within 24 months following a Change in Control and will be reduced if he becomes employed during the 12-month period following termination. Mr. Holder is subject to a non-disclosure provision regarding the confidential information of the Company and Bank that survives termination of the employment agreement.

The foregoing is a summary discussion of the Employment Agreements. The Company has filed each of the agreements for Messrs. Betts, Carlton, Elder, Holder and Vaughn as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2007. Reference is made to the complete agreements for a fuller understanding.

401(k) Savings Plan

On April 9, 1999, the Bank adopted the Crescent State Bank Employees’ 401(k) Plan (the “Plan”) effective January 1, 1999. The Plan provides that employees may elect to defer up to 12% of their salary, subject to the $15,500 limit contained in Section 402(g) of the Internal Revenue Code. The Plan calls for the Bank to make matching contributions equal to 100% of the contributing participant’s first 6% elective deferral. A participant becomes vested in his or her individual account derived from Bank matching contributions immediately. Due to the immediate vesting in matching contributions, employees must meet a six month service period prior to becoming an eligible contributing participant. A minimum age requirement of 18 years applies.

Retirement Benefits

Crescent State Bank has also entered into Salary Continuation Agreements and Endorsement Split Dollar Agreements (the “Salary Continuation Agreements” and the “Split Dollar Agreements,” respectively and collectively, the “Retirement Agreements”) with each of Messrs. Betts, Carlton, Elder, Holder and Vaughn. Retirement Agreements such as these are common in the banking industry. The reason is that caps on qualified plan contributions and distributions, as well as Social Security, often limit bank executives’ retirement benefits to 30% to 50% of final pay. In contrast, other bank staff are unaffected or are less severely affected by those caps and they can therefore end their working careers with retirement benefits at 70% to 90% of final pay. An arrangement such as the Salary Continuation Agreements can remedy the shortfall in executive retirement compensation and deliver retirement benefits commensurate with bank executives’ final pay. The Salary Continuation Agreements are unfunded, but require the Bank to accrue an amount of benefits to be paid to each Executive upon retirement at age 60 for Mr. Carlton, age 62 for Messrs. Elder and Holder and age 65 for Messrs. Betts and Vaughn and under certain other circumstances such as termination after a “change in control.” To offset the accruals, the Bank purchased life insurance policies on each Executive, the death benefits of which are designed to pay the Bank for the cost of the premiums and accruals for the retirement payments. These one-time premium payments have aggregated $9.1 million. The Salary Continuation Agreements provide for each of the Executives to receive monthly payments beginning six months after the Executive’s retirement from the Company at age 60 for Mr. Carlton, age 62 for Messrs. Elder and Holder and age 65 for Messrs. Betts and Vaughn, or, under certain circumstances, six months after the Executive’s early termination or disability. In addition, the Salary Continuation Agreements provide for a lump sum payment in the event of change in control for Messrs. Betts and Carlton or if the Executive’s employment is terminated involuntarily or voluntarily with good reason within 24 months of a change in control of the Company for Messrs. Elder, Holder and Vaughn. The lump sums payable to the Executives under the Salary Continuation Agreements had a “change in control” of the Company occurred as of December 31, 2007, and all other conditions were present to cause the payment to be made in each case, were $525,487, $1,899,551, $1,033,193, $1,030,198 and $525,487 for Messrs. Betts, Carlton, Elder, Holder and Vaughn, respectively.

The Salary Continuation Agreement and Employment Agreement for Mr. Carlton also provide for payment of a tax gross-up benefit if the aggregate benefits payable to him after a change in control are subject to excise taxes under certain provisions of the Internal Revenue Code. In general terms, the Internal Revenue Code disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a change in control. Additionally, the Internal Revenue Code imposes a 20% excise tax on the executive receiving such excess parachute payments. Should payments to Mr. Carlton be deemed excess parachute payments, he will be entitled to additional payments to compensate him for excise taxes imposed on him as well as for taxes imposed on the gross-up benefit itself. Those additional gross-up benefits would not be deductible payments for the Bank. The aggregate lump sum payable to Mr. Carlton under his Employment Agreement and his Salary Continuation Agreement as of December 31, 2007 was $2,960,606, net of excise taxes and corresponding “gross ups” to pay such excise taxes as described below. Further, the Bank has agreed to pay legal fees incurred by the Executives if their compensation payments under the Salary Continuation Agreements are challenged after a “change in control” up to a maximum of $250,000 for Mr. Carlton, $50,000 each for Messrs. Betts and Vaughn and $25,000 each for Messrs. Elder and Holder.

For purposes of both the Employment Agreements and the Retirement Agreements discussed above, “change in control” is defined as the merger of the Company with another corporation resulting in the Company’s shareholders immediately before the merger owning less than a majority of the combined voting power of the resulting corporation; the acquisition by any person or group acting in concert of 25% or more of the outstanding voting stock of the Company; the changeover within two consecutive years of a majority of the members of the board of directors of the Company; or the sale of all or substantially all of the Company’s assets.

Under the terms of the Split Dollar Agreements, the Bank pays the premiums on a life insurance policy on each Executive’s life and the proceeds of each policy are divided between the Bank and the Executive’s beneficiary. The beneficiaries of Messrs. Carlton and Holder are entitled to receive 80% of the “net death proceeds,” and Messrs. Betts, Elder and Vaughn’s beneficiaries are entitled to receive 100% of the “net death proceeds,” or in the case of Messrs. Betts and Vaughn $500,000, whichever is lesser. The “net death proceeds” are defined as the total policy proceeds minus the cash surrender value of such policy. As of December 31, 2007, the “net death proceeds” payable to the beneficiaries of Messrs. Betts, Carlton, Elder, Holder and Vaughn were valued at $500,000, $1,731,939, $969,523, $923,848 and $500,000, respectively.

The foregoing is a summary discussion of the Retirement Agreements. The Company has filed the Salary Continuation Agreements for each Executive and the Split Dollar Agreements for Messrs. Betts and Vaughn as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2007. The Company has filed the Split Dollar Agreements with Messrs. Carlton, Elder and Holder as exhibits to its Annual Report on Form 10-KSB for the year ended December 31, 2003. Reference is made to the complete agreements for a fuller understanding. The following table presents information regarding the Salary Continuation Agreements.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Michael G. Carlton	Salary Continuation	5	$222,894	$0
Bruce W. Elder	Salary Continuation	5	$99,240	$0
Thomas E. Holder, Jr.	Salary Continuation	5	$124,873	$0
W. Keith Betts	Salary Continuation	1	$21,843	$0
Ray D. Vaughn	Salary Continuation	1	$36,968	$0

Incentive Awards

The following table reflects the estimated non-equity incentive plan compensation that might have been payable to the executive officers in the event that minimum, targeted and maximum incentive goals were reached under the Company’s 2007 management incentive plan. The estimated amounts are based on award percentages of each of the executive officers midpoint salary ranges at the time the 2007 management incentive plan was established in January 2007. Under the 2007 management incentive plan, Mr. Carlton was eligible to receive an award equal to 45% of his 2006 midpoint salary of $257,275, and Messrs. Betts, Elder, Holder and Vaughn were eligible to receive awards equal to 30% of their 2006 midpoint salaries of $172,693 each. The incentive awards that the officers actually received under the 2007 management incentive plan are set forth in the Summary Compensation Table on page 20 under the heading “Non-Equity Incentive Plan Compensation.” The table also reflects grants of restricted stock on January 23, 2007 to Messrs. Carlton, Elder, Holder and Vaughn and a grant of incentive stock options on September 25, 2007 to Mr. Leaming under the 2006 Omnibus Plan.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	All other Stock Awards; Number of Shares of Stock or Units	All other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(1)
Michael G. Carlton	—	*	$115,774	$115,774	—	—	—	—
	1/23/07	—	—	—	5,500	—	—	$69,500
Bruce W. Elder	—	*	$51,808	$51,808		—	—	—
	1/23/07	—	—	—	2,200	—	—	$27,800
Thomas E. Holder, Jr.	—	*	$51,808	$51,808		—	—	—
	1/23/07	—	—	—	2,200	—	—	$27,800
Ray D. Vaughn	—	*	$51,808	$51,808	—	—	—	—
	1/23/07	—	—	—	2,200	—	—	$27,800
W. Keith Betts	—	*	$51,808	$51,808	—	—	—	—
Will Leaming(2)	7/25/07	—	—	—	—	10,000	$10.72	$47,190

* Non-equity incentive plan compensation would have been less than $1 for each executive officer had the minimum incentive goals been reached under the Company’s 2007 management incentive plan.

(1) Values computed in accordance with FAS 123R.

(2) Mr. Leaming is no longer employed with the Company and the stock options he was granted have been forfeited.

As of December 31, 2007, 307,886 awards in the form of incentive or nonstatutory stock options, restricted stock grants, long-term incentive units or stock appreciation rights may be issued to directors, officers and employees under the Company’s 2006 Omnibus Plan. The following table sets forth information with regard to outstanding equity awards held by the executive officers as of December 31, 2007. The options set forth in the table below were granted under the Company’s 1999 Incentive Stock Option Plan or the Company’s 2002 Incentive Stock Option Plan, which was approved by the shareholders of Port City Capital Bank and adopted by the Company upon the acquisition of Port City Capital Bank on August 31, 2006. The restricted stock granted to Messrs. Carlton, Elder, Holder, Vaughn and Betts and the stock options granted to Mr. Leaming were granted pursuant to the 2006 Omnibus Plan. All equity award plans other than the 2006 Omnibus Plan have been frozen.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards						Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Options Unexercisable	Equity Incentive Plan Awards; No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards; No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Michael G. Carlton	94,030	-0-	—	$3.94	5/12/09	—	—		—	—
	—	—	—	—	—	5,500	$69,500	(1)	—	—
Bruce W. Elder	18,650	-0-	—	$3.94	5/12/09	—	—		—	—
	—	—	—	—	—	2,200	$27,800	(1)	—	—
Thomas E. Holder, Jr.	6,850	-0-	—	$3.94	5/12/09	—	—		—	—
	—	—	—	—	—	2,200	$27,800	(1)	—	—
Ray D. Vaughn	9,488	3,162	—	$11.85	11/15/15	—	—		—	—
	—	—	—	—	—	2,200	$27,800	(1)	—	—
W. Keith Betts	—	—	—	—	—	4,062	$50,003	(2)	—	—
	35,939	-0-	—	$3.98	1/15/13	—	—		—	—
	15,205	-0-	—	$3.98	1/20/14	—	—		—	—
	15,205	-0-	—	$3.98	1/19/15	—	—		—	—
	16,586	-0-	—	$5.61	11/16/15	—	—		—	—
Will Leaming(3)	2,500	7,500	—	$10.72	7/25/17	—	—		—	—

(1) Market value based on the per share price of the Company’s stock on the date of grant of $12.64.

(2) Market value based on the per share price of the Company’s stock on the date of grant of $12.31, adjusted for a stock split effected as a 10% stock dividend in May, 2007.

(3) Mr. Leaming is no longer employed with the Company. Upon his departure on February 15, 2008, Mr. Leaming forfeited all vested and unvested options to purchase the common stock of the Company.

Messrs. Carlton and Holder were the only executive officers that exercised stock options during the fiscal year ended December 31, 2007. Mr. Carlton exercised stock options covering 4,000, 5,000 and 2,000 shares of the Company’s common stock on August 10, November 12, and December 7, 2007, respectively, all at an exercise price of $3.94 per share. Mr. Holder exercised stock options covering 2,000 shares of common stock on September 18, 2007 at an exercise price of $3.94 per share. The following table summarizes this information in a tabular format.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael G. Carlton	4,000	$37,200	—	—
	5,000	$44,850	—	—
	2,000	$20,500	—	—
Thomas E. Holder, Jr.	2,000	$21,600	—	—

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Dixon Hughes PLLC, Certified Public Accountants, as the Company’s independent registered public accounting firm for 2008, subject to shareholder ratification. A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The following table represents fees for professional services rendered by Dixon Hughes PLLC for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2007 and 2006 and fees billed in 2007 and 2006 for audit-related services, tax services and all other services rendered by Dixon Hughes PLLC for each of those fiscal years.

Category	Amount Paid 2007	Amount Paid 2006
Audit Fees (1):	$158,450	$108,800
Audit-Related Fees:	620	28,250
Tax Fees:	17,788	48,575
All Other Fees:	-0-	-0-
Total Fees Paid:	$176,858	$185,625

(1) Fees billed or expected to be billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and for reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q.

All services rendered by Dixon Hughes PLLC during 2007 and 2006 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF DIXON HUGHES PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2009 ANNUAL MEETING

  It is anticipated that the 2009 Annual Meeting will be held on a date during May 2009. Any proposal of a shareholder which is intended to be presented at the 2009 Annual Meeting must be received by the Company at its main office in Cary, North Carolina no later than December 15, 2008, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2009 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by February 27, 2009 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to Bruce W. Elder, Corporate Secretary, 1005 High House Road, Cary, North Carolina 27513, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2007 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BRUCE W. ELDER, VICE PRESIDENT AND CORPORATE SECRETARY, CRESCENT FINANCIAL CORPORATION, 1005 HIGH HOUSE ROAD, CARY, NORTH CAROLINA, 27513.

REVOCABLE PROXY

CRESCENT FINANCIAL CORPORATION
1005 High House Road
Cary, North Carolina 27513

APPOINTMENT OF PROXY
SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints W. Keith Betts, Thomas E. Holder and Ray D. Vaughn (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all outstanding shares of the common stock of Crescent Financial Corporation (the “Company”) held of record by the undersigned on April 7, 2008, at the Annual Meeting of Shareholders of the Company to be held at MacGregor Downs Country Club, 430 St. Andrews Lane, Cary, North Carolina, at 3:00 p.m., on May 20, 2008, and at any adjournments thereof:

1.	ELECTION OF DIRECTORS: Proposal to elect four directors of the Company for three-year terms.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES
William H. Cameron
Michael G. Carlton
Bruce I. Howell
James A. Lucas, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm for 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.
OTHER BUSINESS: The Proxies are authorized to vote the shares represented by this Appointment of Proxy according to their best judgment on such other matters as may be presented for action at the Annual Meeting.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD
IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS ON THE REVERSE TO APPOINT YOUR PROXY VIA THE INTERNET

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND “FOR” PROPOSAL 2. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 FOR ANY REASON HAVE BECOME UNAVAILABLE FOR ELECTION OR ARE UNABLE TO SERVE AS DIRECTORS, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

Date:	______________________________, 2008

_________________________ (SEAL)
(Signature)

_________________________ (SEAL)
(Signature, if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

TO VOTE AND APPOINT YOUR PROXY VIA THE INTERNET

Your internet vote and appointment of proxy is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.

2.	Visit our website http://www.crescentstatebank.com and click on the link for proxy voting.

3.	When prompted for your Voter Control Number, enter the number printed just above your name on the proxy card.

Please note that all appointments and votes cast by internet must be completed and submitted on or prior to May 19, 2008 (one day prior to the meeting date). Your internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. You may revoke your internet appointment by revisiting our website and changing your vote prior to May 19, 2008 or by any method sufficient to revoke an appointment of proxy as set forth above.

This is a “secured” web page site. Your software and/or internet provider must be “enabled” to access this site. Please call your software or internet provider for further information if needed.

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